Exhibit 10.3

AMENDED LETTER OF INTENT

Date:                                                                   February 16, 2006

Parties:                                                    Fagen, Inc., a Minnesota corporation, (“Fagen”) and
Illini Bio-Energy, an Illinois Limited Liability Company, (“Owner”)

WHEREAS, Owner is an entity organized to facilitate the development and construction of a 50 MGY dry mill, coal-fired fuel ethanol plant (the “Facility” or “Project’); and

WHEREAS, Fagen is an engineering and construction firm capable of providing development assistance to the Project, as well as designing and constructing the Facility being developed by Owner; and

WHEREAS, Fagen and Owner entered into a letter of intent dated July 6, 2004, for the Project and the parties have agreed to amend and replace that Letter of Intent between the parties relating to the Project and Fagen and Owner agree that this letter, upon execution and return by Owner, will constitute a letter of intent between Fagen and Owner (the “Letter of Intent”) and shall supersede the July 6, 2004 letter of intent in all respects, except as set forth herein; and

WHEREAS, Fagen acknowledges that Owner has converted its ownership structure to an Illinois limited liability company (the “LLC”) and Fagen hereby expressly consents to Owner’s assignment of this Letter of Intent to the LLC and, upon assignment to the LLC, both parties agree to be bound by and to perform, observe, and comply with all the terms of this Letter of Intent as if originally entered into with the LLC.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Owner and Fagen agree to use best efforts in jointly developing this Project under the following terms:

1.                                       The foregoing recitals are incorporated in and made part of this Letter of Intent.

2.                                       Owner agrees that Fagen will Design-Build the Facility if determined by Owner to be feasible and if adequate financing is obtained. Should Owner choose to develop or pursue a relationship with a company other than Fagen to provide the preliminary engineering or design-build services for the Project, then Owner shall reimburse Fagen for all expenses Fagen has incurred in connection with the Project based upon Fagen’s standard rate schedule plus all third party costs incurred from the date of the former Letter of Intent dated July 6, 2004, between Fagen and Owner. Such expenses include, but are not limited to, labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone costs, and postage. If Fagen’s services are terminated by Owner, title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information, shall remain with Fagen; however, Owner shall, upon payment of the foregoing expenses, have the limited license to use the above described technical data, excluding proprietary process related information, for completing documentation required for construction, operation, repair and maintenance of the Project, at Owner’s sole risk.

Owner acknowledges that the technical data provided by Fagen under this Letter of Intent shall be preliminary and may not be suitable for construction and agrees that any use of such technical data without Fagen’s involvement shall be at Owner’s sole risk.

If Fagen intentionally or by gross negligence fails or refuses to comply with its commitments contained in this Letter of Intent, Fagen shall absorb all of its own expenses, and Owner shall have the right to terminate the Letter of Intent immediately upon written notice to Fagen, and Owner shall be released from its obligations to pay or reimburse Fagen as described above.

3.                                       Fagen will provide Owner with assistance in evaluating, from both a technical and business perspective:

•                  The appropriate location of the proposed Facility; and

•                  Business plan development.

Fagen assumes no risk or liability of representation or advice to Owner by assisting in evaluating the above. All decisions made regarding feasibility, financing, and business risks are the Owner’s sole responsibility and liability. In addition, Owner will very strongly consider project consultants recommended by Fagen and will obtain traditional financing from financial institutions recommended by Fagen that have successfully financed previous Fagen projects (a list which will be furnished by Fagen, Inc).

4.                                       Fagen agrees to Design-Build the Facility, utilizing ICM, Inc. technology in the plant process, for a lump sum price (“Lump Sum Price”) of $76,655,090. If, as of the date a Notice to Proceed is given, the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which the Notice to Proceed is issued, has increased over the CCI published in the Engineering News-Record for September 2005 (CCI as of September 2005 = 7540.38), the Lump Sum Price and any additional options will be increased by an equal percentage amount. In addition, such price assumes the use of Illinois-sourced coal as the energy source for the Facility and is contingent on (1) Owner selecting specific site(s) which have been approved by Fagen (which approval cannot be unreasonably withheld) and Owner has received subscriptions for the purchase of $5.5 million of equity interests on or before June 30, 2007, and (2) Owner securing commitments for debt financing for the Facility on or before December 31, 2008. Additionally, if the above conditions are met, Owner may add total cogeneration to the Facility for an additional cost of $7,725,000. Should Owner choose to add a “step down turbine” to its Facility, the additional cost shall be $2,350,000. The above-mentioned prices in the previous two sentences are subject to the price escalation referred to above.

Owner is aware that the above stated Lump Sum Price is based on the design including two (2) steam tube dryers and does not include an RTO (Regenerative Thermal Oxidizer) for the dryer emissions. In the event an RTO and/or additional dryers beyond two (2) are needed for this plant, each such item will be an “add-on” item to the Lump Sum Price at a price to be established at the time the Design Build Agreement is executed in its final form.

In addition, the Lump Sum Price referred to above assumes the use of nonunion labor. Owner acknowledges that it has taken no action which would impose a union labor or prevailing wage requirement on Fagen, Owner or the Project. The parties acknowledge and agree that if after the date hereof, a change in applicable law, or a governmental authority acting pursuant to a change in applicable law, or an action by the Owner shall require Fagen to employ union labor or compensate labor at prevailing wages, the Lump Sum Price shall be adjusted upwards to include any increased costs associated with such labor or wages.

5.                                       Fagen will assist Owner in locating appropriate management for the Facility.

6.                                       Fagen will assist Owner in presenting information to potential lenders and various entities or agencies that may provide project development assistance, so long as the Project has 5% or less dilution. In addition, pro forma projections shall be greater than 20% ROI by year five.

7.                                       During the term of this Letter of Intent, Owner agrees that Fagen will be the exclusive Developer and Design-Builder for the Owner in connection with matters covered by this Letter of Intent, and Owner shall not disclose any information related to this Letter of Intent to a competitor or prospective competitor of Pagan. Notwithstanding the above, Owner may disclose the terms of this Letter of Intent for purposes of raising capital for the Project in which Owner must file a registration statement with the Securities and Exchange Commission whereby the Letter of Intent must be disclosed.

8.                                       This Letter of Intent shall terminate on December 31, 2008, if the conditions of Section 3 have not been met by that date. The termination date and the dates provided in Section 3 may be extended upon mutual written agreement of the Parties.

9.                                       Fagen and Owner agree to negotiate in good faith and enter into a definitive lump sum design-build agreement, including exhibits thereto, acceptable to the Parties.

10.                                 The Parties agree that this Letter of Intent may be modified only by written agreement by the Parties.

11.                                 The Parties will jointly agree on the timing and content of any public disclosure, including, but not limited to, press releases, relating to Fagen’s involvement in Owner’s Project, and no such disclosure shall be made without mutual consent and approval, except as may be required by applicable law. Fagen will not unreasonably withhold permission for public disclosure of information that is not proprietary, confidential or otherwise detrimental to the private nature of the business of Fagen, Inc. or Fagen Engineering, Inc.

12.                                 This Letter of Intent may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together constitute one and the same instrument. Signatures which have been affixed and transmitted by facsimile shall be binding to the same extent as an original signature, although the Parties contemplate that a fully executed counterpart with original signatures will be delivered to each Party.

Illini Bio-Energy, LLC		Fagen, Inc.

By:	/s/ Ernest D. Moody	By:	/s/ O. Wayne Mitchell
	Ernest D. Moody		O. Wayne Mitchell

Its:	Chairman	Its: Sr. VP